Exhibit 5.1

Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71 Road Town Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

27 August 2019

greg.boyd@harneys.com

+1 284 852 4317

GAB/051341.0001

The Purchasers and the Holders (as defined below)

Dear Sirs

Urban Tea, Inc. , Company No 1682727 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you in connection with the Company’s registration statement on Form F-3 (the Registration Statement) filed with the Securities and Exchange Commission (SEC) pursuant to the Securities Act of 1933 of the United States of America. The Registration Statement relates to the registration of the resale by the selling shareholders of 10,671,638 ordinary shares of no par value (the Sale Shares).

We have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the Transactions Documents (as defined in Schedule 1) being entered into by the Company. Capitalised terms defined in the Transactions Documents shall have the same meanings when used in this opinion.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Authorised Shares. Based solely on our review of the memorandum of association of the Company, the Company is authorised to issue up to 155,000,000 shares of par value of US$0.0001 divided into the following classes of shares:

A list of partners is available for inspection at our offices. Bermuda legal services provided through an association with Zuill & Co. VG:15489992_1	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com

(a)	25,000,000 class A shares with a par value of US$0.0001 (Class A Shares);

(b)	25,000,000 class B shares with a par value of US$0.0001 (Class B Shares);

(c)	25,000,000 class C shares with a par value of US$0.0001 (Class C Shares);

(d)	75,000,000 ordinary shares with no par value (Ordinary Shares); and

(e)	5,000,000 preferred shares with a par value of US$0.0001 (Preferred Shares).

3	Valid Issuance. Based solely on our review of the Register of Members and the Director’s Certificate, the Sale Shares are validly issued, fully paid and are non-assessable (which means that no further sums are required to be paid by the holders thereof).

4	Searches. No court proceedings pending against the Company are indicated by our searches of the British Virgin Islands High Court Registry referred to at paragraph 4 of Schedule 1.

On the basis of our searches of the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to at paragraphs 3 and 4 of Schedule 1, no currently valid order or resolution for liquidation of the Company and no current notice of appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company at the Registry of Corporate Affairs.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Transactions Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only) in connection with the transactions contemplated by the Transactions Documents. It may be disclosed to your successors and assigns only with our prior written consent. It may not be disclosed to or relied on by any other party or for any other purpose.

Yours faithfully

Harney Westwood & Riegels LP

Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 23 May 2019, which our searches dated 26 August 2019 indicated were not subsequently amended;
2	the records and information certified by FH Corporate Services Ltd., the registered agent of the Company, on 22 August 2019 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);
3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 26 August 2019;
4	the records of proceedings on file with, and available for inspection on 26 August 2019 at the High Court of Justice, British Virgin Islands;
5	a copy of a director’s certificate of the company confirming that the Sale Shares are fully paid and are non-assessable (which means that no further sums are required to be paid by the holders thereof) (the Director’s Certificate); and
6	a copy of the unanimous written resolutions of the board of directors of the Company dated 26 August 2019 approving the Company’s entry into, and authorising the execution and delivery by the Company of, the Transactions Documents (the Resolutions),

(1 to 6 above are the Corporate Documents); and

7	a copy of the Registration Statement

The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies.
2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.
3	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.
4	Resolutions. The Resolutions remain in full force and effect.
5	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:
(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;
(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;
(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and
(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.